Exhibit 99.1

News Release
CORPORATION
7140 Office Circle
P.O. Box 15600
Evansville, IN 47716

	Investor Contact:	Chad Monroe
	Phone:	(812) 962-5041

	Media Contact:	Eva Schmitz
	Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Closes $310 Million Private Placement of 9.5 Percent First Priority

Senior Secured Notes

EVANSVILLE, Ind. — July 29, 2010 — Accuride Corporation (OTCBB: ACUZ) today announced the closing of its previously announced offering of $310 million aggregate principal amount of 9.5 percent first priority senior secured notes due 2018 (the “Notes”) in a private placement that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Act”).

The Company also announced its entry into a new $75 million secured asset-based revolving credit facility (the “ABL Facility”) concurrently with the completion of the offering of the Notes.  The Company used the net proceeds from the offering of the Notes, together with borrowings under the ABL Facility and cash on hand, to refinance its existing senior credit facility and to pay related fees and expenses.

The Notes are senior secured obligations of the Company and are initially guaranteed by all of the Company’s domestic subsidiaries.  The Notes and the related guarantees have not been registered under the Act or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption therefrom.  The Notes were offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Act and to persons outside of the United States in accordance with Regulation S under the Act.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes and the related guarantees, nor shall there be any offer, solicitation or sale of any Notes and the related guarantees in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products

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include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride®, Gunite®, ImperialTM, Bostrom®, FabcoTM, BrillionTM, and Highway Original®.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

Forward-looking statements

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Accuride’s expectations, hopes, beliefs and intentions with respect to future results.  Such statements are subject to the impact on Accuride’s business and prospects generally of, among other factors, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Accuride’s Securities and Exchange Commission filings, including those described in Item 1A of Accuride’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Any forward-looking statement reflects only Accuride’s belief at the time the statement is made. Although Accuride believes that the expectations reflected in these forward-looking statements are reasonable, it cannot guarantee its future results, levels of activity, performance or achievements.  Except as required by law, Accuride undertakes no obligation to update any forward-looking statements to reflect events or developments after the date of this news release.

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